As filed with the Securities and Exchange Commission on December 7, 2004

                                                      Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ADSERO CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                                                65-00602729
--------------------------------                            --------------------
  (State or other jurisdiction                                (IRS Employer
of incorporation or organization)                           Identification No.)


                        2085 Hurontario Street, Suite 300
                          Mississauga, Ontario L5A 4G1
                                 (905) 206-1604
    (Address, Including Zip Code and Telephone Number, of Principal Executive
                                    Offices)

                      Agreement with Jackson Steinem, Inc.
                            (Full Title of the Plan)

                                                               Copy to:
          William Smith                                Adam S. Gottbetter, Esq.
2085 Hurontario Street, Suite 300                      Gottbetter &Partners, LLP
   Mississauga, Ontario L5A 4G1                           488 Madison Avenue
          (905) 206-1604                               New York, New York 10022
                                                            (212) 400-6900

           (Name, Address and Telephone Number, including Area Code,
                              of Agent for Service)

                                       CALCULATION OF REGISTRATION FEE

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                                                                   Proposed
                                                                   Maximum
                                                                   Offering     Proposed Maximum
             Title of Securities                 Amount To Be       Price           Aggregate         Amount of
               To Be Registered                   Registered      Per Share      Offering Price    Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share             50,000          $1.57            $78,500           $9.95(1)

TOTAL:                                              50,000          $1.57            $78,500           $9.95(1)

--------------------------------------------------------------------------------------------------------------------

----------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on December 1, 2004

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item  1. Plan Information

Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.

Item  2. Information and Employee Plan Annual Information

Registrant will provide without charge to each person to whom a copy of a
Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to Adsero Corporation, 2085 Hurontario Street, Suite 300, Mississauga, Ontario L5A 4G1, (905) 206-1604

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement.

         a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 filed pursuant to Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         b) All other reports filed by Registrant pursuant to Section 13(c) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.

All documents filed by the Registrant pursuant to Section 13 (a), 13 (c), 14 and 15 (d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


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


Item  4. Description of Securities

The total number of shares of all classes of stock which the Registrant has authority to issue is one hundred twenty million (120,000,000) shares, of which one hundred million (100,000,000) shares are common stock, par value $0.001 per share (the "Common Stock") and twenty million (20,000,000) shares are preferred stock, par value $0.0001 per share (the "Preferred Stock"). All of the shares of Common Stock are of one class. Holders of Registrant's common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Registrant's common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Registrant's common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by Registrant's Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up, the holders of Registrant's common stock are entitled to receive ratably, net assets available after the payment of:

      o all secured liabilities, including any then outstanding secured debt securities which Registrant may have issued as of such time;

      o all unsecured liabilities, including any then unsecured outstanding secured debt securities which Registrant may have issued as of such time; and

      o     all liquidation preferences on any then outstanding preferred stock.

Holders of Registrant common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of Registrant's common stock are, and the shares offered in this offering will be, when issued, duly authorized, validly issued, fully paid, and non-assessable. The rights, preferences, and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Registrant may designate and issue in the future.

Item  5. Interest of Named Experts and Counsel

The validity of the shares of common stock registered in this registration statement has been passed upon for the Registrant by Gottbetter & Partners, LLP, ("G&P") whose opinion is attached hereto as Exhibit 5. Adam S. Gottbetter a partner in G&P, will be issued the shares of common stock of the Registrant being registered as payment for services rendered through Jackson Steinem, Inc., a corporation owned and controlled by him.

Item  6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person for claims arising against the person for serving as a present or former director, officer, employee, or agent of the corporation. Indemnity is available only if the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. If the claim is a criminal action, indemnification may be available only if the person had no reasonable cause to believe his or her conduct was unlawful. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the claim.

A Delaware corporation may also indemnify persons against expenses (including attorneys' fees) incurred for actions brought by or on behalf of the corporation subject to the conditions discussed above, except that no indemnification is permitted in respect of any claim as to which person shall have been found to be liable to the corporation unless a court determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

To the extent the person is successful in defending a claim described in the preceding two paragraphs, the corporation must indemnify the person against expenses (including attorneys' fees) actually and reasonably incurred. The indemnification and advancement of expenses provided for in Section 145 is not exclusive of any other rights to which the person may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 145 of the DGCL also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute. Presently the Registrant does not carry any such insurance.

Article SEVENTH of Registrant's Certificate of Incorporation, as amended provides as follows:

"SEVENTH. The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the GCL, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent that the Board of Directors deems advisable, as permitted by Section 145.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended GCL. For purposes of this Article SEVENTH, "fiduciary duty as a director" shall include any fiduciary duty arising out of service at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the Corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

Neither any amendment nor repeal of this Article SEVENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

Item  7. Exemption from Registration Claimed.

      Not applicable.

Item  8. Exhibits

      Exhibits No.                  Description
      -----------                   -----------
      5.    Opinion of Counsel, Gottbetter & Partners, LLP.

      10.1 Agreement dated November 20, 2003, between Registrant and Jackson Steinem, Inc.

      23.1  Consent of Auditors, Marcum & Kliegman, LLP.

Item  9. UNDERTAKINGS

      (a) The Registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided however, that paragraphs (a)(1)(i) and (a) (1)(ii) do not apply if the conformation required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

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

            2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bonafide offering thereof.

            3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Exchange Act (and, where applicable, each filing of any employee benefits plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bonafide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mississauga, Province of Ontario on the 7th day of December, 2004.


                                                   ADSERO CORPORATION

                                                   By: /s/ Wayne Maddever
                                                       ------------------------
                                                       Wayne  Maddever
                                                       President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicates and on the dates indicated.

                                     Title                         Date
                           ------------------------------     ------------------
/s/ Wayne Maddever         President, and Chief Executive     December 7, 2004
------------------         Officer
Wayne  Maddever

/s/ William Smith          Treasurer, and Chief Financial     December 7, 2004
-----------------          and Accounting Officer
William Smith

Board of Directors:

/s/ Wayne Maddever         Director                           December 7, 2004
------------------
Wayne Maddever

/s/ William Smith          Director                           December 7, 2004
-----------------
William Smith


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